Exhibit 4.1

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT AN OPINION IS REQUIRED PURSUANT TO THE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.

REMEMBRANCE GROUP, INC.

WARRANT #[__] TO PURCHASE [__] SHARES OF COMMON STOCK

Issue Date: November 13, 2020

Expiration Date: November 13, 2025

THIS CERTIFIES that, for value received, [__], its successors and permitted assigns (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from Remembrance Group, Inc., a Delaware corporation with principal offices at 365 5th Ave South, Suite 201, Naples, FL 34102 (the “Company”), together with its successors and assigns including, without limitation, any entity in to which the Company may convert or merge with, [__] Shares of the Company’s Common Stock (the “Shares”), at the Exercise Price (defined below), subject to the provisions and upon the terms and conditions hereinafter set forth.

As used herein, the term “Exercise Price” shall mean $1.12 per Share, subject to adjustment pursuant to Section 3 below. As used herein the term “Exercise Period” shall mean the period commencing on the date of issuance and ending on the fifth anniversary years from such date.

1. Method of Exercise; Payment.

(a) Cash Exercise. The purchase rights represented by this Warrant to purchase Shares (this “Warrant”) may be exercised by the Holder, in whole or in part, at any time during the Exercise Period by: (i) the surrender of this Warrant (with the notice of exercise form (the “Notice of Exercise”) attached hereto as Exhibit A duly executed) at the principal office of the Company; and (ii) the payment to the Company of an amount equal to the Exercise Price multiplied by the number of Shares being purchased, which amount may be paid, at the election of the Holder, by wire transfer or certified check payable to the order of the Company. The person or persons in whose name(s) any certificate(s) representing Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.

(b) Certificates. In the event of any exercise of the rights represented by this Warrant, if the Shares are certificated, certificates for the Shares so purchased shall be delivered to the Holder and, unless this Warrant has been fully exercised, a new Warrant representing the Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

2. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges with respect to the issuance thereof. During such time as this Warrant remains outstanding and exercisable, the Company shall at all times have authorized and reserved for issuance sufficient Shares for issuance upon exercise in full of this Warrant.

3. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding Shares, or shall issue a dividend on its outstanding Shares, the number of Shares issuable upon exercise of this Warrant immediately prior to such subdivision or issuance of such dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding Shares, the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

(b) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the Holder of this Warrant will thereafter be entitled to receive upon exercise of this Warrant the number of securities or property of the Company to which a holder of Shares would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Warrant after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Exercise Price then in effect and the number of Shares issuable upon exercise of this Warrant) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

(c) Merger. If at any time there is to occur (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any acquisition of equity securities, reorganization, merger or consolidation but excluding any sale of equity securities for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale of all or substantially all of the assets of the Company (each, a “Merger Event”), then at least ten (10) days prior to the anticipated closing of such Merger Event, the Company shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company, which notice shall provide reasonable details of the anticipated Merger Event. Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first-class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.

(d) Notices. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant in accordance with Section 3 hereof, then, and in each such case, the Company shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company, which notice shall state the Exercise Price as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each. Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first-class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.

4. Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional Shares the Company shall round up the number of Shares to the next whole number of Shares.

5. Rights of Members or Stockholders. Nothing contained herein shall confer upon the Holder any of the rights of a member or stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to members or stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of equity securities, reclassification of equity securities, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have been issued.

6. Representations, Warranties of The Holder

The Holder represents and warrants to the Company as follows:

(a) Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

(b) Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

(c) Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d) Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(e) The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

7. Miscellaneous.

(a) This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflict of laws.

(b) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or permitted assigns of the Company or the Holder.

(c) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, the Company, at its expense, will execute and deliver to the holder of record, in lieu thereof, a new Warrant of like date and tenor.

(d) Notwithstanding anything herein to the contrary, in no event will the Holder hereof be entitled to receive a net-cash settlement as liquidated damages in lieu of physical settlement in Shares, regardless of whether the Shares underlying this Warrant are registered pursuant to an effective registration statement; provided, however, that the foregoing will not preclude the Holder from seeking other remedies at law or equity for breaches by the Company of its registration obligations hereunder.

(e) This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.

(e) This Warrant may be executed in counterparts, each of which when so executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Company and the Holder has executed this Warrant as of the date first written above.

COMPANY:

REMEMBRANCE GROUP, INC.

By:
	Name:	Dennis L. Smith
	Title:	Chief Executive Officer

HOLDER:

[__]

By:
	Name:	[__]

EXHIBIT A
NOTICE OF EXERCISE

TO:	REMEMBRANCE GROUP, INC.

Attention: Chief Executive Officer

1. The undersigned hereby elects to purchase _______________ Shares pursuant to the terms of this Warrant, and tenders herewith payment of the purchase price of such Shares in full.

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

By:

Name:
(please print)

Title:

Date: